EXHIBIT 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated January 31, 2002, accompanying the consolidated financial statements and schedules incorporated by reference included in the Annual Report of Meritage Hospitality Group Inc. on Form 10-K for the year ended December 2, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statement of Meritage Hospitality Group Inc. on Form S-8 to be filed on or about May 23, 2002.

Grant Thornton LLP
Detroit, Michigan
May 23, 2002